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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

     (OSI) Eyetech, Inc., organized under the laws of Delaware.

     OSI Pharmaceuticals (UK) Limited, organized under the laws of the United Kingdom.

     Prosidion Limited, organized under the laws of the United Kingdom.